                                                                  EXHIBIT 3.1(b)

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             MYRIAD GENETICS, INC.

     Myriad Genetics, Inc. (the "Corporation") does hereby certify as follows:

     1. The Corporation's Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on October 12, 1995, is hereby amended to delete the first sentence of Article FOURTH, Section A, in its entirety and replace it with the following:

     The total number of shares of capital stock of all classes which the Corporation is authorized to issue is 65,000,000, of which shares 60,000,000 of the par value of $.01 each shall be designated "Common Stock", and of which shares 5,000,000 of the par value of $.01 each shall be a class designated "Preferred Stock".

     2. The foregoing amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

     Executed on August 16, 2000.

                                      Myriad Genetics, Inc.



                                      By: /s/ Peter D. Meldrum
                                          -----------------------
                                          Peter D. Meldrum
                                          President and Chief Executive Officer